Exhibit 5.1

Mehdi Khodadad

(650) 843-5005

mkhodadad@cooley.com

December 21, 2015

Sunesis Pharmaceuticals, Inc.

395 Oyster Point Boulevard, Suite 400

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Sunesis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the offering by the Company of 1,434,286 shares of the Company’s common stock, par value $0.0001 per share (the “Stock”), to be issued pursuant to that certain Underwriting Agreement (the “Agreement”), dated December 16, 2015, between the Company and Cowen and Company, LLC, (the “Underwriter”), consisting of shares of common stock pursuant to Registration Statement No. 333-195779 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated June 10, 2014, included therein (the “Base Prospectus”), and the related prospectus supplement dated December 16, 2015, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement,” together with the Base Prospectus, the “Prospectus”). The Stock is to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended Restated Certificate of Incorporation (as amended) and Amended and Restated Bylaws, the Agreements and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We have also assumed that the Agreement has been duly authorized, executed and delivered by the Underwriter and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Agreement. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters. Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Stock, when sold in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, and the Stock will be fully paid and nonassessable

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Sunesis Pharmaceuticals, Inc.

December 21, 2015

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K.

[Signature page to follow]

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Sunesis Pharmaceuticals, Inc.

December 21, 2015

Page Three

Very truly yours,

Cooley LLP

By:	/s/ Mehdi Khodadad
Mehdi Khodadad

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM